UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 14, 2020

Global Net Lease, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-37390	45-2771978
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor

New York, New York 10019

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.01 par value	GNL	New York Stock Exchange
7.25% Series A Cumulative Redeemable Preferred Stock, $0.01 par value	GNL PR A	New York Stock Exchange
6.875% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value	GNL PR B	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 7.01. Regulation FD Disclosure.

On May 18, 2020, Global Net Lease, Inc. (the “Company”) issued a press release, a copy of which is attached hereto as Exhibit 99.1. The information set forth in Item 7.01 of this Current Report on Form 8-K and in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information set forth in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 8.01. Other Events.

French Refinancing

On May 14, 2020, the Company, through certain wholly owned subsidiaries, borrowed €70.0 million from HSBC France (“HSBC”) secured by all seven of the Company’s properties in France.

The loan bears interest at a floating rate equal to 3-month EURIBOR (with a floor of 0.0%) plus an initial margin of 2.3%. The Company expects to fix the rate via a swap agreement with HSBC in the next 30 days. The loan is interest-only, with the principal due at maturity on May 14, 2025.

At the closing of the loan, €25 million was used to repay all outstanding indebtedness that had been secured by four of the properties. The other three properties had been included as part of the borrowing base of the Company’s revolving credit facility. Of the remaining proceeds, totaling approximately €42.5 million after costs and fees, approximately €20 million was used to repay amounts outstanding under the Company’s revolving credit facility and the balance is available for general corporate purposes.

The loan may be prepaid, in whole or in part, at any time, and mandatory prepayments are required to be made in connection with any release of a property from the loan. Any prepayment prior to the fourth anniversary is generally subject to a prepayment premium.

Term Sheet for New Mortgage Loan

On May 18, 2020, the Company announced that it has entered into a non-binding term sheet for a potential new mortgage loan of up to $88.0 million that would ultimately be syndicated by a group of regional banks led by BOK Financial. The potential new loan would have a term of seven years and would be secured by six industrial properties located in Tennessee and Ohio that are triple-net leased to Whirlpool Corporation. All of the properties are currently included as part of the borrowing base of the Company’s revolving credit facility, and the Company expects to use the proceeds from the potential new loan to repay amounts under its revolving credit facility as well as for general corporate purposes. The term sheet contemplates that the potential new loan would bear interest at a floating interest rate of one-month LIBOR plus 2.9%. The Company anticipates fixing the floating rate at closing via an interest rate swap.

The completion of the potential new loan is subject to, among other things, market conditions and the negotiation and execution of definitive documentation, and there can be no assurance the potential new loan will be completed on the terms contemplated by the term sheet, or at all.

Forward-Looking Statements

The statements in this Current Report on Form 8-K that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets and that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020, the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed on May 7, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No	Description
99.1	Press Release
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL NET LEASE, INC.

Date: May 18, 2020	By:	/s/ James L. Nelson
Name: James L. Nelson
Title: Chief Executive Officer and President